[LETTERHEAD OF SIDLEY AUSTIN BROWN AND WOOD LLP]

December 19, 2003

Rewards Network Inc.

2 North Riverside Plaza, Suite 950

Chicago, Illinois 60606

Re:	Registration Statement on Form S-3 of Rewards Network Inc.

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Rewards Network Inc., a Delaware corporation formerly known as iDine Rewards Network Inc. (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), to register for sale by the holders named or to be named in the prospectus relating to the Registration Statement, as the same may be amended or supplemented from time to time, (i) up to $70,000,000 aggregate principal amount of the Company’s 3¼% Convertible Subordinated Debentures due 2023 (the “Debentures”) and (ii) the shares of common stock, par value $0.02 per share (the “Shares”), of the Company issuable upon conversion of the Debentures.

The Debentures were issued pursuant to an Indenture, dated as of October 15, 2003 (the “Indenture”), between the Company and LaSalle Bank National Association, as trustee. The Debentures were issued and sold on October 15, 2003 to Credit Suisse First Boston LLC, as initial purchaser (the “Initial Purchaser”), without registration under the Securities Act, and the Debentures were offered and sold by the Initial Purchaser to qualified institutional buyers in reliance on Rule 144A under the Securities Act. In connection with the original offer and sale of the Debentures, the Company entered into a Registration Rights Agreement, dated as of October 8, 2003 (the “Registration Rights Agreement”), with the Initial Purchaser, providing for the registration of the Debentures and the Shares for resale from time to time. The Registration Statement is being filed pursuant to the Registration Rights Agreement.

In rendering the opinions expressed below, we have examined and relied upon copies of the Registration Statement and the exhibits filed therewith, the Debentures and the Indenture. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this letter. We have

SIDLEY AUSTIN BROWN & WOOD LLP	CHICAGO

Rewards Network Inc.

December 19, 2003

assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination.

Based on the foregoing, we are of the opinion that:

1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2. The Debentures have been duly authorized and issued by the Company and constitute valid and binding obligations of the Company except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

3. The Shares issued upon conversion of the Debentures in accordance with the terms of the Debentures and the Indenture will be legally issued, fully paid and nonassessable when certificates representing the Shares shall have been duly executed, countersigned and registered and issued in accordance with the provisions of the Debentures and the Indenture.

This letter is limited to the Federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of New York.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Very truly yours,

/s/    Sidley Austin Brown & Wood LLP